Exhibit 99.1
Unaudited Oil & Gas Reserve Information
Sheridan Holding Company III (“Sheridan”) Asset Acquisition
On April 30, 2026, Diversified Energy Company (the “Company”), through its wholly-owned subsidiaries, acquired certain oil and natural gas wells, leasehold interests and related assets located in certain counties in east Texas, including Cherokee, Harrison, Nacogdoches, Panola, and Rusk Counties (the “Sheridan Transaction”) from Sheridan. Given the concentration of assets, this transaction was considered an asset acquisition rather than a business combination. The Company paid cash consideration of approximately $236 million, inclusive of customary purchase price adjustments.
Estimated Quantities of Proved Oil and Natural Gas Reserves
The following tables present information regarding net proved oil and natural gas reserves attributable to the Company's interests in the acquired Sheridan proved properties as of December 31, 2025, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2025. The information set forth in the tables regarding historical reserves of Sheridan is based on reserves reports prepared by Sheridan’s petroleum engineers as of December 31, 2025 in accordance with Securities and Exchange Commission’s (“SEC”) rules.
The reserve estimates attributable to Sheridan at December 31, 2025 and the summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2025 presented in the table below were prepared in accordance with the authoritative guidance of the SEC on oil and natural gas reserve estimation and disclosures.
Reserve estimates are inherently imprecise and are generally based upon extrapolation of historical production trends, analogy to similar properties and volumetric calculations. Accordingly, reserve estimates are expected to change, and such changes could be material and occur in the near term as future information becomes available.

Natural Gas (MMcf)
Total proved reserves, beginning of period	325,801
Revisions of previous estimates	25,969
Extensions, discoveries and other additions	5,332
Production	(17,093)
Purchase of reserves in place	—
Sales of reserves in place	—
Total proved reserves, end of period	340,009
Proved developed reserves
Beginning of period	325,801
End of period	340,009
Proved undeveloped reserves:
Beginning of period	—
End of period	—

Exhibit 99.1

NGLs (MBbls)
Total proved reserves, beginning of period	17,590
Revisions of previous estimates	831
Extensions, discoveries and other additions	258
Production	(917)
Purchase of reserves in place	—
Sales of reserves in place	—
Total proved reserves, end of period	17,762
Proved developed reserves
Beginning of period	17,590
End of period	17,762
Proved undeveloped reserves:
Beginning of period	—
End of period	—

Oil (MBbls)
Total proved reserves, beginning of period	5,013
Revisions of previous estimates	235
Extensions, discoveries and other additions	200
Production	(243)
Purchase of reserves in place	—
Sales of reserves in place	—
Total proved reserves, end of period	5,205
Proved developed reserves
Beginning of period	5,013
End of period	5,205
Proved undeveloped reserves:
Beginning of period	—
End of period	—
Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves
The following table presents the standardized measure of discounted future net cash flows relating to the proved oil and natural gas reserves of Sheridan as of December 31, 2025. The standardized measure shown below represents estimates only and should not be construed as the current market value of the acquired estimated oil and natural gas reserves attributable to the Sheridan Transaction.

(In thousands)
Future cash inflows	$ 1,647,328
Future production costs	(654,982)
Future development costs	(84,266)
Future income tax expense	(8,649)
Future net cash flows	899,431
10% annual discount for estimated timing of cash flows	(555,231)
Standardized Measure	$ 344,200

Exhibit 99.1
The following table sets forth the principal changes in the standardized measure of discounted future net cash flows applicable to estimated net proved oil and natural gas reserves of Sheridan as of December 31, 2025:

(In thousands)
Standardized Measure, beginning of year	$ 249,391
Sales and transfers of natural gas and oil produced, net of production costs	(46,038)
Net changes in prices and production costs	97,131
Extensions, discoveries, and other additions, net of future production and development costs	12,892
Acquisition of reserves in place	—
Divestiture of reserves in place	—
Revisions of previous quantity estimates	24,500
Net change in income taxes	(607)
Previously estimated development costs incurred during the year	1,537
Changes in production rates (timing) and other	(19,807)
Accretion of discount	25,201
Standardized Measure, end of year	$ 344,200

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